UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2014

Spirit AeroSystems Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33160	20-2436320
(State or other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

3801 South Oliver, Wichita, Kansas	67210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (316) 526-9000

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 8, 2014, Spirit AeroSystems, Inc. (“Spirit”), a wholly-owned subsidiary of Spirit AeroSystems Holdings, Inc., entered into a Memorandum of Agreement (the “MOA”) with The Boeing Company (“Boeing”) amending Spirit’s long-term supply agreement with Boeing covering products for Boeing’s B737, B747, B767 and B777 commercial aircraft programs (the “Supply Agreement”).  The MOA establishes pricing terms for recurring products under the Supply Agreement for the period commencing on April 1, 2014 and ending on December 31, 2015.  Prices will continue to be adjusted each year based on a quantity-based price adjustment formula described in the Supply Agreement, as amended by the MOA, whereby average per-unit prices are higher at lower volumes.  Prices continue to be subject to other adjustments provided for under the Supply Agreement.  The new pricing terms will not be applied to the period prior to April 1, 2014.

The MOA includes implementation of a production rate up to 47 airplanes per month on the B737 program and suspension of 12 months of 787 advance repayments, which will be applied beginning at line unit 1001.

Consistent with the Supply Agreement, the MOA also provides that if Spirit and Boeing have not agreed to future pricing terms by the time the current pricing terms expire, then, until such agreement is reached, interim pricing terms will be determined according to the existing prices as of December 2015 using the quantity-based price adjustment formula and specified annual escalation until such time as future pricing is agreed.

Spirit does not expect the MOA to have a material impact on previously announced earnings per share guidance.

The foregoing description of the MOA does not purport to be complete and is qualified in its entirety by reference to the full text of the MOA, which will be filed as an exhibit to the registrant’s Quarterly Report on Form 10-Q for the second quarter of 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

Date: April 14, 2014	/s/ Sanjay Kapoor
Sanjay Kapoor
Senior Vice President and Chief Financial Officer